Exhibit 99.1

NEWS RELEASE for December 21, 2012

Contact:	Allen & Caron Inc.

Jill Bertotti (investors)

jill@allencaron.com

Len Hall (media)

len@allencaron.com

(949) 474-4300

GENTHERM NAMES FORMER FORD CHIEF FINANCIAL OFFICER

LEWIS BOOTH TO BOARD OF DIRECTORS

Led Operations in Europe and Asia for Ford

NORTHVILLE, MI (December 21, 2012) . . . Gentherm Incorporated (NASDAQ-GS: THRM), the global market leader and a developer of innovative thermal management technologies, today announced that senior automotive finance and operations executive Lewis Booth has been named to its Board of Directors, effective January 1, 2013. The Board recently voted to increase its size from eight to nine directors and Booth’s appointment fills the vacancy created by that increase.

Booth, 64, is the former Executive Vice President and Chief Financial Officer (CFO) of Ford Motor Company, a position he held for over three years until his retirement from the company in April of this year. During his 34-year career at Ford, he served in increasingly responsible management positions.

As Ford CFO, Booth had overall responsibility for all the company’s financial operations, including the Controller’s office, Treasury and investor relations. Previously he was Executive Vice President responsible for Ford of Europe, Volvo Car Corporation and Ford Export Operations and Global Growth Initiatives.

“We are very pleased to have an executive of Lewis’ caliber join our Board,” said Gentherm Chairman Oscar B. (Bud) Marx. “Along with his financial expertise and knowledge of manufacturing, operations and the investment community, Lewis brings substantial strategic expertise in the worldwide automotive industry, which is very important to Gentherm as we expand globally. He has run Ford operations all over the world, particularly in Europe and Asia, two very important areas of expansion for us.”

“We have always had a very strong Board at Gentherm and Lewis is another great example of the kind of leadership and counsel we have enjoyed at the Board level,” Marx added. “We look forward to working with Lewis and to his contributions at this very important time for our global business.”

During his career at Ford, which he began as a financial analyst in 1978, Booth was President and COO and then Chairman and CEO of Ford of Europe from 2003 to 2005. He is also a former

President, Asia Pacific and Africa Operations, a role that included operational responsibility for South Africa, Australia, New Zealand and India and for developing Ford’s strategy in the Asia-Pacific Region.

In the 1980s and early 1990s, Booth held a series of management positions at Ford of Europe in Britain and in Germany and in finance staff, truck operations, product development, manufacturing and sales.

In May 2011, Booth joined the Board of Directors of Rolls-Royce Holdings and is Chairman of the Audit Committee. He joined the Board of Mondelez International in October 2012 and is a member of the Audit Committee. In June 2012, he was awarded a Commander of the Most Excellent Order of the British Empire (CBE) for services to the British automotive and manufacturing industries.

Booth will serve as a member of Gentherm’s Audit and Nominating Committees.

Booth, a qualified chartered management accountant, earned a bachelor of engineering degree with honors in mechanical engineering from Liverpool University. He and his wife have two children.

About Gentherm

Gentherm Incorporated (NASDAQ-GS:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated seat and steering wheel systems, cable systems and other electronic devices. The Company’s advanced technology team is developing more efficient materials for thermoelectrics and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets. Gentherm has more than 6,000 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea, Malta, Hungary and the Ukraine. For more information, go to www.gentherm.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Gentherm’s Securities and Exchange Commission (SEC) filings and reports, including, but not limited to, its Form 10-Q for the period ended September 30, 2012, and its Form 10-K for the year ended December 31, 2011; all of which are available free of charge on the SEC’s website at www.sec.gov. Gentherm expressly disclaims any intent or obligation to update any forward-looking statements.

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